EXHIBIT 99.1

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
JoAnn DeGrande	Valerie O’Neil
206-318-7893	206-318-8953
jdegrand@starbucks.com	voneil@starbucks.com
Starbucks Reports Record First Quarter Fiscal 2007 Results
Record Net Revenues of $2.4 Billion
Earnings per Share Increased 18 Percent to $0.26
Starbucks Card Activations Increased 30 Percent

SEATTLE; January 31, 2007 — Starbucks Corporation (NASDAQ: SBUX) today announced financial results for its fiscal first quarter for the period ended December 31, 2006.
Fiscal First Quarter 2007 Highlights:
•	Record quarterly retail store openings of 728 stores

•	Net revenues of $2.4 billion, an increase of 22 percent

•	Comparable store sales growth of six percent

•	Net earnings of $205 million, an increase of 18 percent

•	Earnings per share of $0.26, compared to $0.22 per share, an increase of 18 percent

•	Record quarterly Starbucks Card activations of $287 million, an increase of 30 percent
“Starbucks strong revenue and comparable store sales growth this quarter clearly demonstrate the fundamental strength of our business. The record number of store openings during the period puts our aggressive 2007 store opening target well within reach,” commented Jim Donald, Starbucks president and ceo. “We will continue to extend the Starbucks Experience by offering innovative beverage and food items, and by expanding our presence to be where our customers want us.”
Consolidated Financial and Operating Summary
Company-operated retail revenues increased 23 percent to $2.0 billion for the 13 weeks ended December 31, 2006, from $1.6 billion for the same period in fiscal 2006. The increase was primarily attributable to the opening of 1,177 new Company-operated retail stores in the last 12 months and comparable store sales growth of six percent for the quarter. The increase in comparable store sales was due to a four percent increase in the number of customer transactions and a two percent increase in the average value per transaction.
Specialty revenues increased 14 percent to $349 million for the 13 weeks ended December 31, 2006, compared to $306 million for the corresponding period of fiscal 2006. Licensing revenues increased 16 percent to $254
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million primarily due to higher product sales and royalty revenues from the opening of 1,190 new licensed retail stores in the last 12 months and, to a lesser extent, growth in the licensed grocery and warehouse club business. Foodservice and other revenues increased nine percent to $95 million primarily due to growth in new and existing accounts in the U.S. foodservice business.
Cost of sales including occupancy costs increased to 41.8 percent of total net revenues for the 13 weeks ended December 31, 2006, compared to 40.2 percent in the corresponding 13-week period of fiscal 2006. This increase was primarily due to higher rent expense, a shift in sales to higher cost products and increased distribution costs.
Store operating expenses as a percentage of Company-operated retail revenues increased to 38.5 percent for the 13 weeks ended December 31, 2006, from 38.2 percent for the corresponding period of fiscal 2006. This increase was primarily due to higher payroll expenditures from an increase in the average hourly wage rate for retail store partners.
Other operating expenses (expenses associated with the Company’s specialty operations) increased to 20.8 percent of total specialty revenues for the 13 weeks ended December 31, 2006, compared to 19.3 percent in the corresponding period of fiscal 2006. The increase was primarily due to increased payroll-related expenditures to support the growth in U.S. and International licensed stores operations.
Depreciation and amortization expenses increased to $110 million for the 13 weeks ended December 31, 2006, compared to $91 million for the corresponding period of fiscal 2006. The increase was primarily due to the opening of 1,177 new Company-operated retail stores in the last 12 months. As a percentage of total net revenues, depreciation and amortization expenses were 4.7 percent for both periods.
General and administrative expenses decreased to $115 million for the 13 weeks ended December 31, 2006, compared to $123 million for the corresponding period of fiscal 2006. The decrease was primarily due to higher charitable contributions in the prior year and higher provisions for incentive compensation due to exceptional performance in the prior year. These were partially offset by increased payroll-related expenditures and higher professional fees in support of continued global growth and systems infrastructure development in the current year. As a percentage of total net revenues, general and administrative expenses decreased to 4.9 percent for the 13 weeks ended December 31, 2006, from 6.4 percent for the corresponding period of fiscal 2006.
Income from equity investees decreased five percent to $19 million for the 13 weeks ended December 31, 2006, compared to $20 million for the corresponding period of fiscal 2006. The decrease was primarily due to lower income as a result of lower sales volume for both the Starbucks Ice Cream Partnership and the North American Coffee Partnership, which produces ready-to-drink beverages, including Starbucks bottled Frappuccino® coffee drinks and Starbucks DoubleShot® espresso drinks.
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Operating income increased 14 percent to $320 million for the 13 weeks ended December 31, 2006, compared to $280 million for the corresponding period of fiscal 2006. Operating margin decreased to 13.6 percent of total net revenues for the 13 weeks ended December 31, 2006, compared to 14.5 percent for the corresponding period of fiscal 2006, primarily due to higher cost of sales including occupancy costs and higher store operating expenses, partially offset by lower general and administrative expenses.
Interest and other income, net, increased to $6.4 million for the 13 weeks ended December 31, 2006, compared to $0.3 million for the corresponding period of fiscal 2006, primarily due to foreign exchange gains in the current year compared to foreign exchange losses in the prior year.
Income taxes for the 13 weeks ended December 31, 2006 resulted in an effective tax rate of 37.2 percent, compared to 37.8 percent for the corresponding period of fiscal 2006.
Net earnings for the 13 weeks ended December 31, 2006, increased 18 percent to $205 million from $174 million for the same period in fiscal 2006. Earnings per share also increased by 18 percent to $0.26 for the 13 weeks ended December 31, 2006, compared to $0.22 per share for the comparable period in fiscal 2006.
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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	13 Weeks Ended			13 Weeks Ended
	December 31,	January 1,	%	December 31,	January 1,
	2006	2006	Change	2006	2006
	(in thousands, except per share data)			As a % of total net revenues
Net revenues:
Company-operated retail	$2,006,811	$1,627,983	23.3%	85.2%	84.2%
Specialty:
Licensing	253,922	219,150	15.9	10.8	11.3
Foodservice and other	94,990	86,959	9.2	4.0	4.5

Total specialty	348,912	306,109	14.0	14.8	15.8

Total net revenues	2,355,723	1,934,092	21.8	100.0	100.0

Cost of sales including occupancy costs	984,823	778,038		41.8	40.2
Store operating expenses (a)	771,967	622,166		32.8	32.2
Other operating expenses (b)	72,538	59,148		3.0	3.0
Depreciation and amortization expenses	110,196	91,288		4.7	4.7
General and administrative expenses	115,228	123,325		4.9	6.4

Subtotal operating expenses	2,054,752	1,673,965	22.7	87.2	86.5

Income from equity investees	18,753	19,720		0.8	1.0

Operating income	319,724	279,847	14.2	13.6	14.5

Interest and other income, net	6,439	348		0.2	0.0

Earnings before income taxes	326,163	280,195	16.4	13.8	14.5

Income taxes(c)	121,211	106,039		5.1	5.5

Net earnings	$204,952	$174,156	17.7%	8.7%	9.0%

Net earnings per common share — diluted	$0.26	$0.22

Weighted avg. shares outstanding — diluted	782,764	792,949

(a)	As a percentage of related Company-operated retail revenues, store operating expenses were 38.5 percent for the 13 weeks ended December 31, 2006, and 38.2 percent for the 13 weeks ended January 1, 2006.

(b)	As a percentage of related total specialty revenues, other operating expenses were 20.8 percent for the 13 weeks ended December 31, 2006, and 19.3 percent for the 13 weeks ended January 1, 2006.

(c)	The effective tax rates were 37.2 percent for the 13 weeks ended December 31, 2006, and 37.8 percent for the 13 weeks ended January 1, 2006.
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Segment Results
Beginning in the fiscal fourth quarter of 2006, the Company increased its reporting segments from two to three to include a Global Consumer Products Group (CPG) segment in addition to the United States and International segments. Additionally, with the 100% acquisition of the Company’s operations in Hawaii in fiscal 2006, and the shift in internal management of this market to the United States, these operations have been moved from the International segment into the United States segment. Prior period segment results have been restated to reflect these changes. The tables below present operating segment results net of intersegment eliminations for the 13 weeks ended December 31, 2006 (in thousands):
United States

	13 Weeks Ended			13 Weeks Ended
	December 31,	January 1,	%	December 31,		January 1,
	2006	2006	Change	2006		2006
United States				As a % of U.S. total net revenues
Net revenues:
Company-operated retail	$1,660,263	$1,370,687	21.1%	89.3%		88.6%
Specialty:
Licensing	113,309	96,283	17.7	6.1		6.2
Foodservice and other	86,327	80,371	7.4	4.6		5.2

Total specialty	199,636	176,654	13.0	10.7		11.4

Total net revenues	1,859,899	1,547,341	20.2	100.0		100.0

Cost of sales including occupancy costs	731,121	587,446		39.3		38.0
Store operating expenses	648,377	528,775		39.1	(1)	38.6	(1)
Other operating expenses	52,125	44,107		26.1	(2)	25.0	(2)
Depreciation and amortization expenses	81,363	67,684		4.4		4.4
General and administrative expenses	21,759	21,533		1.2		1.4

Income from equity investees	—	124		0.0		0.0

Operating income	$325,154	$297,920	9.1%	17.5%		19.3%

(1)	Shown as a percentage of related Company-operated retail revenues.

(2)	Shown as a percentage of related total specialty revenues.
United States total net revenues increased by $313 million, or 20 percent, to $1.9 billion for the 13 weeks ended December 31, 2006, compared to $1.5 billion for the corresponding period of fiscal 2006. United States Company-operated retail revenues increased by $290 million, or 21 percent, to $1.7 billion, primarily due to the opening of 928 new Company-operated retail stores in the last 12 months and comparable store sales growth of six percent for the quarter. The increase in comparable store sales was due to a three percent increase in the number of customer transactions and a three percent increase in the average value per transaction.
Total United States specialty revenues increased by $23 million, or 13 percent, to $200 million for the 13 weeks ended December 31, 2006, compared to $177 million in the corresponding period of fiscal 2006. United States licensing revenues increased 18 percent to $113 million from $96 million in fiscal 2006 primarily due to higher product sales and royalty revenues as a result of opening 758 new licensed retail stores in the last 12 months. United States foodservice and other revenues increased by seven percent to $86 million, from $80 million in fiscal 2006, primarily due to growth in new and existing foodservice accounts.
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United States operating income increased by nine percent to $325 million for the 13 weeks ended December 31, 2006, from $298 million for the same period in fiscal 2006. Operating margin decreased to 17.5 percent of related revenues from a record high 19.3 percent in the corresponding period of fiscal 2006. The decrease was primarily due to higher cost of sales including occupancy costs and higher store operating expenses. Cost of sales including occupancy costs increased primarily due to a shift in sales to higher cost products, higher rent expense and increased distribution costs. Store operating expenses increased primarily due to higher payroll expenditures from an increase in the average hourly wage rate for retail store partners.
International

	13 Weeks Ended			13 Weeks Ended
	December 31,	January 1,	%	December 31,		January 1,
	2006	2006	Change	2006		2006
International				As a % of International total net revenues
Net revenues:
Company-operated retail	$346,548	$257,296	34.7%	85.6%		84.0%
Specialty:
Licensing	49,864	42,309	17.9	12.3		13.8
Foodservice and other	8,663	6,588	31.5	2.1		2.2

Total specialty	58,527	48,897	19.7	14.4		16.0

Total net revenues	405,075	306,193	32.3	100.0		100.0

Cost of sales including occupancy costs	200,111	145,428		49.4		47.5
Store operating expenses	123,590	93,391		35.7	(1)	36.3	(1)
Other operating expenses	14,149	10,440		24.2	(2)	21.4	(2)
Depreciation and amortization expenses	20,465	15,009		5.1		4.9
General and administrative expenses	21,711	16,187		5.4		5.3

Income from equity investees	8,024	7,778		2.0		2.5

Operating income	$33,073	$33,516	(1.3%)	8.2%		10.9%

(1)	Shown as a percentage of related Company-operated retail revenues.

(2)	Shown as a percentage of related total specialty revenues.
International total net revenues increased by $99 million, or 32 percent, to $405 million for the 13 weeks ended December 31, 2006, compared to $306 million for the corresponding period of fiscal 2006. International Company-operated retail revenues increased by $89 million, or 35 percent, to $347 million, primarily due to the opening of 249 new Company-operated retail stores in the last 12 months, comparable store sales growth of eight percent for the quarter and favorable foreign currency exchange for both the British pound sterling and Canadian dollar. The increase in comparable store sales resulted from a six percent increase in the number of customer transactions coupled with a two percent increase in the average value per transaction.
Total International specialty revenues increased by $10 million, or 20 percent, to $59 million for the 13 weeks ended December 31, 2006, compared to $49 million in the corresponding period of fiscal 2006. The increase was primarily due to higher product sales and royalty revenues from opening 432 licensed retail stores in the last 12 months and growth in new and existing foodservice accounts.
International operating income decreased slightly to $33 million for the 13 weeks ended December 31, 2006, compared to $34 million in the corresponding period of fiscal 2006. Operating margin decreased to 8.2 percent of related revenues from a record first quarter high of 10.9 percent in the corresponding period of fiscal 2006, primarily due to higher cost of sales including occupancy costs. The increase in cost of sales including occupancy costs was primarily due to accounting corrections totaling $3.4 million, and to rising energy and fuel prices.
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Global Consumer Products Group (CPG)

	13 Weeks Ended			13 Weeks Ended
	December 31,	January 1,	%	December 31,	January 1,
	2006	2006	Change	2006	2006
Global Consumer Products Group				As a % of CPG total net revenues
Net revenues:
Specialty:
Licensing	$90,749	$80,558	12.7%	100.0%	100.0%

Total specialty	90,749	80,558	12.7	100.0	100.0

Total net revenues	90,749	80,558	12.7	100.0	100.0

Cost of sales	53,591	45,164		59.1	56.1
Other operating expenses	6,264	4,601		6.9	5.7
Depreciation and amortization expenses	22	34		0.0	0.0
Income from equity investees	10,729	11,818		11.8	14.7

Operating income	$41,601	$42,577	(2.3%)	45.8%	52.9%

CPG total net revenues increased by $10 million, or 13 percent, to $91 million for the 13 weeks ended December 31, 2006, compared to $81 million for the corresponding period of fiscal 2006. The increase was primarily due to volume growth in both the U.S. and International licensed grocery and warehouse club businesses.
CPG operating income decreased slightly to $42 million for the 13 weeks ended December 31, 2006, compared to $43 million for the corresponding period of fiscal 2006. Operating margin decreased to 45.8% of related revenues, from 52.9% in fiscal 2006, primarily due to higher cost of sales, lower income from the Company’s equity investees and higher other operating expenses. Cost of sales increased primarily due to the timing of sales to the grocery channel. Income from equity investees declined primarily due to decreased sales volumes for the Starbucks Ice Cream Partnership as well as the North American Coffee Partnership, which produces ready-to-drink beverages including Starbucks bottled Frappuccino® coffee drinks and Starbucks Doubleshot® espresso drinks. Other operating expenses increased primarily due to higher marketing expenditures in support of the development and expansion of the ready-to-drink beverages in the Asia-Pacific region.
Unallocated Corporate

	13 Weeks Ended			13 Weeks Ended
	December 31,	January 1,	%	December 31,	January 1,
	2006	2006	Change	2006	2006
Unallocated Corporate				As a % of total net revenues
Depreciation and amortization expenses	$8,346	$8,561		0.4%	0.4%
General and administrative expenses	71,758	85,605		3.0	4.5

Operating loss	$(80,104)	$(94,166)	14.9%	(3.4%)	(4.9)%

Unallocated corporate expenses decreased to $80 million for the 13 weeks ended December 31, 2006, compared to $94 million in the corresponding period of fiscal 2006. The decrease was primarily due to higher charitable contributions in the prior year and higher provisions for incentive compensation due to exceptional performance in the prior year. These were partially offset by increased payroll-related expenditures and higher professional fees in support of continued global growth and systems infrastructure development in the current year. Total unallocated corporate expenses as a percentage of total net revenues was 3.4 percent for the 13 weeks ended December 31, 2006 and 4.9 percent for the 13 weeks ended January 1, 2006.
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STARBUCKS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,	October 1,
	2006	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$270,873	$312,606
Short-term investments — available-for-sale securities	103,184	87,542
Short-term investments — trading securities	62,413	53,496
Accounts receivable, net of allowances of $4,558 and $3,827, respectively	227,823	224,271
Inventories	547,277	636,222
Prepaid expenses and other current assets	121,320	126,874
Deferred income taxes, net	96,646	88,777

Total current assets	1,429,536	1,529,788

Long-term investments — available-for-sale securities	23,280	5,811
Equity and other investments	224,918	219,093
Property, plant and equipment, net	2,396,801	2,287,899
Other assets	205,724	186,917
Other intangible assets	39,469	37,955
Goodwill	207,906	161,478

TOTAL ASSETS	$4,527,634	$4,428,941

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$275,691	$340,937
Accrued compensation and related costs	289,005	288,963
Accrued occupancy costs	68,033	54,868
Accrued taxes	173,949	94,010
Short-term borrowings	365,000	700,000
Other accrued expenses	209,146	224,154
Deferred revenue	422,648	231,926
Current portion of long-term debt	765	762

Total current liabilities	1,804,237	1,935,620

Long-term debt	1,746	1,958
Other long-term liabilities	282,796	262,857

Total liabilities	2,088,779	2,200,435

Shareholders’ equity:
Common stock and additional paid-in capital — authorized, 1,200,000,000 shares; issued and outstanding, 757,372,182 and 756,602,055 shares, respectively, (includes 3,394,184 common stock units in both periods)	757	756
Other additional paid-in-capital	39,393	39,393
Retained earnings	2,349,918	2,151,084
Accumulated other comprehensive income	48,787	37,273

Total shareholders’ equity	2,438,855	2,228,506

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,527,634	$4,428,941

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	13 Weeks Ended
	December 31,	January 1,
	2006	2006
OPERATING ACTIVITIES:
Net earnings	$204,952	$174,156
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	116,122	97,744
Provision for impairments and asset disposals	3,469	3,751
Deferred income taxes, net	(21,277)	(26,291)
Equity in income of investees	(9,020)	(12,451)
Distributions from equity investees	18,845	5,769
Stock-based compensation	24,363	23,189
Tax benefit from exercise of stock options	3,422	110
Excess tax benefit from exercise of stock options	(29,618)	(23,724)
Net amortization of premium on securities	213	545
Cash provided/(used) by changes in operating assets and liabilities:
Inventories	91,293	93,348
Accounts payable	(73,310)	(8,180)
Accrued taxes	109,813	127,118
Deferred revenue	191,219	134,205
Other operating assets and liabilities	(61,354)	19,573

Net cash provided by operating activities	569,132	608,862

INVESTING ACTIVITIES:
Purchase of available-for-sale securities	(148,362)	(232,000)
Maturity of available-for-sale securities	115,165	14,734
Sale of available-for-sale securities	—	76,504
Acquisition, net of cash acquired	(47,304)	—
Net additions to equity, other investments and other assets	(15,722)	(4,893)
Net additions to property, plant and equipment	(161,270)	(147,323)

Net cash used by investing activities	(257,493)	(292,978)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	65,530	44,412
Excess tax benefit from exercise of stock options	29,618	23,724
Net repayments of revolving credit facility	(335,000)	(172,000)
Principal payments on long-term debt	(209)	(186)
Repurchase of common stock	(115,288)	(134,301)

Net cash used by financing activities	(355,349)	(238,351)
Effect of exchange rate changes on cash and cash equivalents	1,977	93

Net increase/(decrease) in cash and cash equivalents	(41,733)	77,626

CASH AND CASH EQUIVALENTS:
Beginning of period	312,606	173,809

End of the period	$270,873	$251,435

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the 13 weeks ended:
Interest	$8,318	$2,918
Income taxes	$40,570	$10,280
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Fiscal First Quarter 2007 Store Data
The Company’s store data for the periods presented are as follows:

	Net stores opened during the
	13 weeks ended		Stores open as of
	December 31,	January 1,	December 31,	January 1,
	2006	2006	2006	2006

United States:
Company-operated Stores(1)	282	164	6,010	5,082
Licensed Stores	223	198	3,391	2,633

	505	362	9,401	7,715

International:
Company-operated Stores (1)	76	60	1,511	1,262
Licensed Stores (1)	147	138	2,256	1,824

	223	198	3,767	3,086

Total	728	560	13,168	10,801

(1)	International store data has been adjusted for the acquisitions of the Puerto Rico, Hawaii and Beijing operations by reclassifying historical information from Licensed Stores to Company-operated Stores. United States store data was also adjusted to align with the Hawaii operations segment change by reclassifying historical information from International Company-operated stores to the United States.
Fiscal 2007 Targets
Looking ahead, Starbucks reaffirmed its fiscal 2007 targets:
•	Starbucks plans to open at least 2,400 new stores on a global basis in fiscal 2007. In the United States, Starbucks plans to open approximately 1,000 Company-operated locations and 700 licensed locations. In International markets, Starbucks plans to open approximately 300 Company-operated stores and 400 licensed stores;
•	The Company is targeting total net revenue growth of approximately 20 percent for the full year and comparable store sales growth remains in the target range of three percent to seven percent; and,
•	Starbucks continues to target earnings per share in the range of $0.87 — $0.89 for fiscal 2007.
Starbucks will be holding a conference call today at 2:00 p.m. Pacific Time, which will be hosted by Howard Schultz, chairman, Jim Donald, president and ceo, and Michael Casey, executive vice president and chief financial officer. The call will be broadcast live over the Internet and can be accessed at the Company’s web site address of http://investor.starbucks.com. A replay of the call will be available via telephone through 5:30 p.m. Pacific Time on Wednesday, February 7, 2007, by calling 1-800-642-1687, reservation number 4132389. A posting of speaker remarks and a replay of the call will also be available via the Investor Relations page on Starbucks.com through approximately 5:00 p.m. Pacific Time on Friday, March 2, 2007, at the following URL: http://investor.starbucks.com.

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The Company’s consolidated statements of earnings, operating segment results, and other additional information have been provided on the preceding pages in accordance with current year classifications. This information should be reviewed in conjunction with this press release. Please refer to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 14, 2006, as amended by Amendment No. 1 to Annual Report on Form 10-K/A filed on December 21, 2006, for additional information.
About Starbucks
Starbucks Coffee Company provides an uplifting experience that enriches people’s lives one moment, one human being, one extraordinary cup of coffee at a time. To share in the experience, visit www.starbucks.com.
This release includes forward-looking statements about trends in or expectations regarding: store openings, comparable store sales, net revenue, and earnings per share results. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors including but not limited to, coffee, dairy and other raw material prices and availability, successful execution of internal performance and expansion plans, fluctuations in U.S. and international economies and currencies, the impact of initiatives by competitors, the effect of legal proceedings, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of Starbucks Annual Report on Form 10-K for the fiscal year ended October 1, 2006. The Company assumes no obligation to update any of these forward-looking statements.
© 2007 Starbucks Coffee Company. All rights reserved.
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